Exhibit 99.1

CONSENT OF COMMERCE STREET CAPITAL, LLC

We hereby consent to the use of our name and to the description of our opinion, dated July 18, 2013, under the caption “Opinion of Financial Advisor of Collin Bank” in, and to the inclusion of our opinion letter as Appendix B, to the Proxy Statement/Prospectus of Independent Bank Group, Inc., which Proxy Statement/Prospectus forms a part of this Amendment No. 1 to Registration Statement on Form S-4 (Registration No. 333-190946) of Independent Bank Group, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Commerce Street Capital, LLC

/s/ Commerce Street Capital, LLC

Dallas, Texas

September 18, 2013